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                                                                    EXHIBIT 12.1


                      INTEGRATED DEVICE TECHNOLOGY, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (IN THOUSANDS OF DOLLARS, EXCEPT RATIOS)


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                                     FISCAL    FISCAL     FISCAL    FISCAL     FISCAL
                                      1991      1992       1993      1994       1995
                                   -------- ----------- --------- --------- ----------
Pre-tax income (loss) .............$  836   $(34,768)   $ 6,278   $50,206   $104,403
                                   -------- ----------- --------- --------- ----------
Fixed charges:
  Interest expense ................ 6,507      7,045      5,855     5,165      3,298
  33% of rent expense ............. 1,370      1,267      1,090     1,151      1,098
                                   -------- ----------- --------- --------- ----------
    Total fixed charges ........... 7,877      8,312      6,945     6,316      4,396
                                   -------- ----------- --------- --------- ----------
Earnings before taxes and fixed
  charges .........................$8,713   $(26,456)   $13,223   $56,522   $108,799
                                   ======== =========== ========= ========= ==========
Ratio of earnings to fixed charges  1.11x    (1.83)x      1.90x     8.95x     24.75x
                                   ======== =========== ========= ========= ==========

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